EXHIBIT 23.1

[LETTERHEAD OF MOSS ADAMS LLP]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the prospectus constituting part of this Registration Statement (Form S-3) of our report dated March 13, 2008, relating to the consolidated financial statements of Washington Banking Company and Subsidiaries as of December 31, 2007 and 2006, and for each of the years in the three year period ended December 31, 2007, and in our same report, with respect to the effectiveness of internal control over financial reporting of Washington Banking Company as of December 31, 2007, included in its Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the references to our firm under the heading “Experts” in the prospectus.

/s/ Moss Adams LLP

Portland, Oregon
February 17, 2009